EXHIBIT 99.1

News Release

CONTACT:	TOM LAMPEN, CHOICEONE BANK (616) 887-2337 TLAMPEN@CHOICEONE.COM

CHOICEONE FINANCIAL ANNOUNCES FIRST QUARTER EARNINGS FOR 2012

Sparta, Michigan - April 25, 2012 - ChoiceOne Financial Services, Inc., parent company for ChoiceOne Bank, announced that ChoiceOne reported net income of $1,015,000 for the first quarter of 2012 compared to $704,000 in the same period last year. Earnings per share were $0.31 for the first quarter of 2012 compared to $0.21 for the first quarter in 2011.

"Our earnings continue to improve and we have experienced growth in both our net interest income and our noninterest income in the first quarter of 2012," said James Bosserd, President and Chief Executive Officer of ChoiceOne Financial Services, Inc. "We are pleased with our continued growth in cash deposits and as a result our ability to provide funds for growth in total assets. Our loans declined in the first quarter of 2012, partly as a result of seasonal pay-downs on agricultural lines of credit. Our loans that were past due 30 to 89 days were significantly lower at March 31, 2012 than at December 31, 2011."

The increase in net income in the first quarter of 2012 compared to the same quarter in 2011 was due to higher net interest income, a lower provision for loan losses, and higher noninterest income. These were partially offset by higher noninterest expense in the first quarter of 2012 compared to the same period in the prior year.

Net interest income of $4,419,000 in the first quarter of 2012 was $74,000 higher than in the same period in 2011. Average interest-earning assets were $16.3 million higher in the first quarter of 2012 than in the same quarter in 2011. The average balance of loans was $1.3 million lower, primarily due to payments received on agricultural loans. The average balance of securities was $21.0 million higher as securities were purchased to provide growth in earning assets. ChoiceOne's net interest spread was 9 basis points lower for the first quarter of 2012 compared to the first quarter of the prior year. The interest spread decrease was caused by reductions in rates earned on loans and securities that were greater than rate decreases on funding sources.

The provision for loan losses was $825,000 in the first quarter of 2012, compared to $1,000,000 in the first quarter of 2011. The lower provision in the first quarter of 2012 was based on lower net charge-offs than in the same period in the prior year. Net charge-offs were $702,000 in the first quarter of 2012, compared to $998,000 in the first quarter of 2011. ChoiceOne's allowance for loan losses was 1.74% of total loans as of March 31, 2012, compared to 1.63% as of December 31, 2011. Total nonperforming loans were $7.4 million as of March 31, 2012, compared to $6.7 million as of December 31, 2011. The increase in nonperforming loans since the end of 2011 was caused by a higher level of nonaccrual loans and troubled debt restructurings as of March 31, 2012.

Noninterest income was $293,000 higher in the first quarter of 2012 than in the same period in 2011. Customer service charges were $30,000 lower in the first quarter of 2012 compared to the first quarter of 2011 as a result of reduced overdraft fees, which were partially offset by growth in debit card transactions. Gains on sales of loans grew $235,000 in the first quarter of 2012 compared to the same period in the prior year as mortgage refinancing activity was stimulated by low interest rates for long-term fixed rate mortgage loans. Gains on sales of securities were $133,000 higher in the first quarter of 2012 than the same period in 2011 due to a higher level of sales activity. Net losses on sales of other assets were $130,000 higher in the first quarter of 2012 than in the first quarter of the prior year as a result of write-downs of foreclosed properties. Earnings on life insurance policies were $125,000 higher in the first quarter of 2012 than in the same period in 2011 as a result of a death benefit received.

Noninterest expense increased $148,000 in the first quarter of 2012 compared to the first quarter of 2011. Salaries and benefits expense grew $61,000 in the first quarter of 2012 compared to the same period in 2011 as a result of higher incentives and profit sharing, commission expense, and health insurance costs. Occupancy and equipment expense increased $43,000 in the first quarter of 2012 compared to the first quarter of the prior year due to higher building rental expense and equipment repairs. Professional fees were $29,000 higher in the first quarter of 2012 than in the same quarter of 2011 as a result of growth in consulting expenses. FDIC insurance cost decreased $65,000 in the first quarter of 2012 compared to the same quarter in 2011 due to a change in the assessment base for insurance beginning in the second quarter of 2011. Other noninterest expense grew $52,000 in the first quarter of 2012 compared to the same period in the prior year as a result of higher training expense and increases in various other expense accounts.

Total assets increased $6.8 million in the first quarter of 2012 and have grown $10.9 million in the twelve months ended March 31, 2012. Cash and cash equivalents increased $8.5 million in the first quarter of 2012 and decreased $3.5 million in the last twelve months due to the timing of deposit growth and purchases of securities. Securities increased $12.1 million in the first quarter of 2012 and $23.0 million in the last twelve months as deposit growth provided funds for securities purchases. Net loans declined $13.4 million in the first quarter of 2012 as a result of loan pay-downs and have decreased $4.9 million in the twelve months ended March 31, 2012. Commercial loans comprised $13.1 million of the loan decline in the first quarter of 2012 while consumer and residential mortgage loans experienced little change in their balances. Total deposits grew $9.5 million in the first quarter of 2012 and have increased $11.6 million in the last twelve months. Checking, money market, and savings deposits increased $19.3 million in the first quarter of 2012 while total certificates of deposit decreased $9.8 million.

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates thirteen full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. For more information, please visit ChoiceOne's website at www.choiceone.com.

Condensed Balance Sheets
(Unaudited)
(In Thousands)	3/31/2012	12/31/2011	3/31/2011
Cash and Cash Equivalents	$25,666	$17,125	$29,175
Securities	130,084	118,025	107,134
Loans, Net of Allowance For Loan Losses	302,731	316,176	307,664
Premises and Equipment	11,908	12,080	12,386
Cash Surrender Value of Life Insurance Policies	9,736	9,834	9,597
Goodwill and Other Intangible Assets	15,788	15,900	16,236
Other Assets	6,772	6,774	9,557

Total Assets	$502,685	$495,914	$491,749

Noninterest-bearing Deposits	$80,301	$78,263	$67,464
Interest-bearing Demand Deposits	142,741	127,505	127,650
Savings Deposits	48,752	46,737	45,692
Local Certificates of Deposit	135,195	144,983	152,522
Nonlocal Certificates of Deposit	5,877	5,877	7,904
Borrowings	27,415	30,316	30,433
Other Liabilities	4,161	4,329	5,131

Total Liabilities	444,442	438,010	436,796

Shareholders' Equity	58,243	57,904	54,953

Total Liabilities and Shareholders' Equity	$502,685	$495,914	$491,749

Condensed Statements of Income
(Unaudited)

	Quarter Ended
(In Thousands, Except Per Share Data)	3/31/2012	3/31/2011
Interest Income	$5,175	$5,282
Interest Expense	756	937

Net Interest Income	4,419	4,345

Provision for Loan Losses	825	1,000
Noninterest Income	1,693	1,400
Noninterest Expense	4,015	3,867

Income Before Income Tax	1,272	878
Income Taxes	257	174

Net Income	$1,015	$704

Basic Earnings Per Share	$0.31	$0.21
Diluted Earnings Per Share	$0.31	$0.21

Performance Ratios
Return on Average Assets (Annualized)	0.81%	0.58%
Return on Average Equity (Annualized)	6.97%	5.16%
Net Interest Margin (Tax Equivalent)	4.09%	4.18%
Efficiency Ratio	67.6%	67.7%
Net Loan Charge-offs	$702	$998
Net Loan Charge-offs as Percentage of
Average Loans (Annualized)	0.90%	1.27%

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "is likely," "plans," "predicts," "projects," "may," "could," variations of such words and similar expressions are intended to identify forward-looking statements. Management's determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary) and management's assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011; changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their abilities to repay loans; changes in the local and national economies; changes in market conditions; the level and timing of asset growth; various other local and global uncertainties such as acts of terrorism and military actions; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about capital levels and credit availability and concerns about the Michigan economy in particular. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.